                                                                Exhibit (b)(4)

                                   IVY FUNDS

                               AMENDMENT TO BY-LAWS

RESOLVED, that, effective immediately, pursuant to the provisions of Article 12 of the By-Laws of Ivy Funds, Section 6.1 of the By-Laws of Ivy Funds is hereby amended and restated in its entirety to read as follows:

          "6.1. General. The fiscal year of the Trust, and of each series thereof, shall end on December 31 of each year, unless the Trustees have provided, as they may from time to time, a different fiscal year end for one or more series of the Trust. The Trustees may from time to time change the fiscal year of the Trust or of any series thereof."

I certify that I am the Secretary of the Trust and, as such officer, have custody of the minute books of the Trust, and that the foregoing resolution is a true and correct resolution duly passed by the Board of Trustees of the Trust at a meeting held on September 3, 2003.

/s/ Kristen A. Richards
------------------------------
Kristen A. Richards, Secretary

Dated:  September 3, 2003